EXHIBIT 10.22

                      LETTERHEAD OF COLORADO NATIONAL BANK




January 23, 1998

Mr. Phil Becker, CEO
eSoft Incorporated
5335-C Sterling Drive
Boulder, CO  80301

Dear Mr. Becker:

Based on our discussions concerning the financing needs of eSoft Incorporated ("Borrower"), and based upon our preliminary review of the information provided to date, Colorado National Bank ("Bank") is pleased to propose the following financial arrangements. The matters outlined herein constitute a proposal as to certain of the terms and conditions under which Bank may provide financing. It is intended to be used as a vehicle for continued discussions and further due diligence, and does not constitute a commitment of any kind on the part of Colorado National Bank at this time. Nevertheless, subject to the qualifications listed and satisfactory completion of our due diligence, we believe we should be in a position to offer you a financing package structured along the lines of the attached proposal.

We hope this proposal is acceptable to you, and request that you execute the proposal where indicated and return it to us prior to February 6, 1998, at which time this proposal will expire. If you have any questions with respect to this proposal, please contact me at (303) 444-9109.

Sincerely,

Colorado National Bank




Ed Messman                       Matt Roan                          Curtis Johns
Assistant Vice President         Assistant Vice President           Manager


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                                    PROPOSAL
                                January 23, 1998

                         SUMMARY OF TERMS AND CONDITIONS


Borrower:          eSoft Incorporated

Amount:            A)    $300,000 revolving working capital line of credit.  The
                         line of credit will be increased to $750,000 upon completion of the initial public offering.

                   B)    $75,000 term credit facility.

Purpose:           A)    To support growth in accounts receivable and inventory.

                   B) To refinance existing debt with First National Bank of Arvada.

Rate of Interest:  A)    One half of one percent (0.50%) in excess of Colorado
                         National Bank's reference rate as it may vary from time to time.

                   B) One and one half of one percent (1.50%) in excess of Colorado National Bank's reference rate as it may vary from time to time.

                   Interest on both facilities will be payable monthly and will be calculated on a three hundred sixty (360) day basis.

"Reference Rate", at the time of determination, means the rate of interest per annum which has been publicly announced by Colorado National Bank as its "Reference Rate", which may be a rate at, above or below the rate or rates at which the Bank lends to other parties.

Fees:              A)    A one percent (1.00%) commitment fee payable at
                         acceptance;

                   B) A one percent (1.00%) commitment fee payable at acceptance.

                   All out-of-pocket expenses, including but not limited to audit fees, documentation fees, legal fees, and costs associated with Bank's due diligence process will be borne by Borrower.

Advance Rate:      Advances under the line of credit shall be limited to
                   the lesser of $750,000 or eighty percent (80%) of "eligible accounts receivable" and twenty five percent (25%) advance on "eligible inventory" to a maximum of $150,000.

                   "Eligible accounts receivable", in addition to any other provisions as defined in Bank's Loan Agreement, shall exclude
                   (1) all accounts receivable under which payment is not received within 90 days from invoice date; (2) all accounts receivable of a single account debtor wherein fifteen percent (15%) of the


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                   account debtor's balance is over 90 days from invoice date;
                   (3) that portion of any account receivable of a single account debtor which constitutes a twenty percent (20%) or greater concentration in accounts receivable; higher concentration limits shall be reviewed and approved by Bank on a case-by-case basis; (4) all foreign accounts receivable except those foreign receivables insured or covered by letters of credit; and (5) the amount of any account receivable that can be offset by a corresponding account payable.

                   "Eligible inventory", in addition to any other provisions as defined in Bank's Loan Agreement, shall include finished goods and must be located in the U.S. and valued at the lower of actual cost or market value in accordance with Generally Accepted Accounting Principals (GAAP).

                   The advance rates proposed herein are based upon information available to the Bank as of the date of this proposal, and may be subject to change due to information obtained during the due diligence process. The actual initial advance rates shall be determined after completion of the collateral audit.

Audits: We would anticipate a minimum of one collateral audit per year. Audit fees are to be paid by Borrower at the time of each audit.

Maturity:          A)    March 1, 1999

                   B)    March 1, 2000

Repayment
Schedule:          A)    Interest only, due monthly.  Principal due at maturity.

                   B) Twenty four (24) equal principal payments plus accrued interest.

Collateral:        Borrower shall execute a Security Agreement and UCC-1
                   Financing Statement providing Bank with a senior position on all corporate assets including but not limited to; accounts receivable, equipment, inventory and general intangibles.
                   Intangible assets shall be perfected by filing with the applicable Federal Office (i.e. the United States Copyright
                   Office).

FINANCIAL REPORTING:

Borrower will be required to periodically submit the following financial information:

     o Monthly financial statements certified by the Borrower's financial officer within thirty (30) days of each month's end;
     o Annual audited financial statements issued by an independent public accounting firm acceptable to Bank, within ninety (90) days of each fiscal year end;
     o Monthly accounts receivable and accounts payable agings submitted within fifteen (15) days of the end of each month;

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     o   Submit annual income statement and balance sheet projections within ninety (90) days of the end of each fiscal year;
     o   All other information that Bank may reasonably request.

CREDIT TERMS AND CONDITIONS:

All extension of credit proposed by the Bank to Borrower, as set forth herein will be subject to and governed by a "Loan Agreement" acceptable to Bank. Terms and conditions will be negotiated by Bank and Borrower, and may include, but not necessarily be limited to:

     - Compliance with financial covenants including: Leverage ratio, current ratio, minimum tangible net worth and debt service coverage;
     -   Limitations on additional indebtedness and liens;
     -   Maintenance of all primary depository accounts with Bank.

Our financial covenants are meant to be both flexible and reasonable and will be modeled according to your projections.

CONDITIONS PRECEDENT TO LENDING:

     o   Satisfactory completion of the Bank's collateral audit;
     o No material adverse change in company's financial condition prior to funding;
     o   Formal credit approval by Bank and issuance of a formal commitment;
     o Evidence satisfactory to Bank of the perfection of all security interests granted to the lender;
     o Completion of documentation and final terms of the proposed financing satisfactory to Bank;

CONFIDENTIALITY:

This letter is provided solely for your information and is delivered to you with the understanding that neither it, nor its substance, shall be disclosed to any third person, except those who are in confidential relationship to you, or where the same is required by law.

This letter is meant to be a working document, outlining the general terms and conditions under which Colorado National Bank would be willing to consider a financing arrangement for eSoft Incorporated. It is not meant to be a comprehensive list of terms and conditions that may apply to any future commitment or any credit agreement or other document that may be entered into by and between Bank and Borrower. Rather, it is intended only to outline certain basic points of business understanding around which further discussions may take place.

Please note that by approval of this proposal, you acknowledge that this letter of proposal is issued at a time when Colorado National Bank has not undertaken a full business credit and legal analysis of eSoft Incorporated. As a result of further analysis and investigation by us, or by reason of information of which we are not now aware, impediments to closing may be discovered. We may require that the arrangement be restructured or otherwise modified to make allowances for such


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impediments, or the impediments may be so serious as to affect the closing of these financial arrangements.

A good faith deposit in the amount of $2,500 will be tendered prior to further processing of the financing. Said fee will be held by Bank as assurance of Borrower's sincere intention to proceed with the financing. This deposit will be applied toward the commitment fee. If Borrower fails to accept Bank's proposal or to close the loan, Bank will be entitled to retain the entire deposit without regard to the amount expended. If Bank does not deliver a commitment substantially in accordance with the terms of this proposal, then Bank shall refund the deposit, less costs incurred.

ACKNOWLEDGED AND ACCEPTED BY:
eSOFT INCORPORATED

/s/ Philip Becker
-----------------------------

Date:  January 25, 1998



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